Exhibit 99.1

Old National Bancorp

One Main Street

Evansville, IN 47708

oldnational.com

Media: Kathy A. Schoettlin (812) 465-7269

February 13, 2019Investors: Lynell J. Walton (812) 464-1366

Old National Bancorp approves stock repurchase plan

Evansville, Ind. (February 13, 2019) – The Board of Directors of Old National Bancorp (the “Company” or “Old National”) (NASDAQ: ONB) has approved the adoption of a stock repurchase plan that authorizes up to 7.0 million shares of Old National Bancorp stock to be repurchased, as conditions warrant, through January 31, 2020.  These shares may be purchased in either the open market or in privately negotiated transactions, in accordance with SEC regulations.

ABOUT OLD NATIONAL

Old National Bancorp (NASDAQ: ONB) is the holding company of Old National Bank. Headquartered in Evansville with $19.7 billion in assets, it is a top 100 U.S. bank, the largest Indiana-based bank and has been recognized as a World’s Most Ethical Company by the Ethisphere Institute for seven consecutive years. For nearly 185 years, Old National has been a community bank committed to building long-term, highly valued relationships with clients. With locations in Indiana, Kentucky, Michigan, Minnesota and Wisconsin, Old National provides retail and commercial banking services along with comprehensive wealth management, investment and capital markets services. For information and financial data, please visit Investor Relations at oldnational.com.